Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Malacca Straits Acquisition Company Limited on Form S-4 of our report dated July 1, 2021, which includes an explanatory paragraph as to IndiEV, Inc’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of IndiEV, Inc. as of December 31, 2020, and for the year ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on May 6, 2022 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

February 2, 2023